Prudential                     The Prudential Insurance Company of America
    ----------                     Corporate Office
                                   Newark, New Jersey


We will make monthly annuity payments starting on the Annuity Date we show in the window of this page. We make this promise subject to all the provisions of this contract.

Please read this contract with care. A guide to its contents is on the last page before the back cover. A summary is on page 5. If there is ever a question about it, or if there is a claim, just see one of our representatives or get in touch with one of our offices.

Benefits and values under this contract may be on a variable basis. Amounts directed into one or more of the variable subaccounts will reflect the investment experience of those subaccounts. They are subject to change both up and down and are not guaranteed as to dollar amount except as provided under the Death Of Annuitant and Payout Provisions Sections.

RIGHT TO CANCEL.--You may cancel this contract by delivering or mailing a written notice or sending a telegram to The Prudential Insurance Company of America, Prudential Plaza, Newark, New Jersey 07101 and by returning the contract before midnight of the tenth day after the date you receive the contract. Notice given by mail and return of the contract by mail are effective on being postmarked, properly addressed and postage prepaid. The insurer must return an amount equal to the sum of the difference between the purchase payment and the invested premium amount plus the Contract Fund less the net asset value of any amount we add to the contract fund (see page 8) on the date your request is received, within ten days after it receives notice of cancellation and the returned contract.

The provisions on this and the following pages of this contract comprise the entire contract. The contract was signed for Prudential on the contract date, which is the date of issue.

Signed for Prudential.


  /s/Isabella L. Kirchner                  /s/Joseph [ILLEGIBLE]
  -----------------------                  ---------------------
       Secretary                               President

Variable Annuity Contract with Flexible Purchase Payments--Monthly annuity payments starting on Annuity Date. Payment as stated upon death before Annuity Date. Purchase payments payable during lifetime(s) of annuitant(s) until Annuity Date. Cash values reflect investment results.